EXHIBIT 99.1

Smith-Midland Reports First Quarter 2022 Financial Results

Reports 13 Percent Increase in Backlog to $32.7 Million

MIDLAND, VA – May 12, 2022 – Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced its results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights Compared to First Quarter 2021

•	Revenue of $10.4 million, a decrease of 31%
•	SlenderWall sales of $1 million
•	Operating expenses decreased 5 percent
•	Backlog increased 13 percent to $32.7 million
•	Received updated J-J Hooks approval from Florida DOT
•	Continued strong balance sheet with sufficient liquidity

Additional Highlights Subsequent to the Quarter

•	Awarded $2 million soundwall contract for the Hampton Roads Bridge Tunnel Project
•	Increased barrier buy-back agreement to 325,000 linear feet to more than double the rental fleet
•	Awarded $6.6 million contract, marking the largest project for the North Carolina plant

“The overall results for the first quarter in 2022 are less favorable compared to the record first quarter results in 2021, primarily due to non-recurring special projects that took place in the first quarter of 2021 and from a reduced production volume as we experienced operational disruptions related to required approvals and timing of large projects in the first quarter of 2022. However, first quarter 2022 results reflected continued growth in barrier rental revenue from the core rental barrier fleet, increased sales for SlenderWall, and increased royalty revenues. Looking at the remainder of the year, we are confident in our ability to build upon last year given the strong market outlook, increased backlog, and recent progress on our long-term growth initiatives,” said Ashley B. Smith, President and Chief Executive Officer. “Regulatory tailwinds and additional funding for federal and state infrastructure continue to generate considerable long-term opportunities, and with the expansion of our barrier rental fleet, we are in the best position in the Company’s history to be able to capture additional market share over the long-term.”

“We continue to make great strides in executing our long-term growth initiatives. During the quarter, we received additional approval from the Florida DOT for our J-J Hooks barrier to be used in freestanding applications. Recently, we announced the expansion of our participation in the Hampton Roads Bridge-Tunnel (HRBT) project, the largest civil construction contract ever awarded by the Virginia Department of Transportation. Additionally, we have announced an increase to our rental buy-back agreement pursuant to which we will purchase barrier that will more than double the rental capacity of our rental barrier fleet by the end of the year. Finally, we signed a $6.6 million contract for a project with the North Carolina Department of Transportation, which is the largest contract in the history of our North Carolina plant. We plan to build on this momentum to gain market share with our differentiated, proprietary products,” Mr. Smith continued.

“I am proud of our entire team and excited about the opportunities in front of us. Smith-Midland remains in a favorable position to grow despite global supply chain challenges, logistical disruptions, and COVID-19. We have a strong balance sheet, a disciplined management team, and we are aligned with our stakeholders to focus on driving long-term shareholder value,” Mr. Smith concluded.

First Quarter 2022 Results

The Company reported 2022 first quarter revenues of $10.4 million compared to $15.2 million in the first quarter of 2021. Operating loss for first quarter of 2022 was $0.2 million compared to operating income of $3.8 million in the first quarter of 2021. Net loss for the quarter was $0.1 million, or $0.02 loss per share, compared to net income of $2.9 million, or $0.55 earnings per share in the first quarter of 2021. The results for the quarter were largely driven by the absence of multiple short-term special projects that occurred during the same quarter of the prior year. Additionally, the Company experienced operational delays related to large project timing and approvals required to initiate production.

Product Sales

Total product sales for the first quarter of 2022 decreased 21 percent to $5.9 million compared to $7.4 million in the same quarter of the prior year. This decrease is primarily due to lower Architectural panel sales related to a project that completed production in the second half of 2021, delays in customer approvals, and the Company’s strategic business shift from barrier sales to rentals. SlenderWall sales were approximately $1 million for the quarter, and are expected to trend higher for the duration of 2022. Utility sales increased 74 percent from the first quarter of 2021.

Service Revenue

Service revenue, which is comprised of royalty income, barrier rental revenue, and shipping and installation, totaled $4.6 million for the first quarter of 2022 compared to $7.8 million in the same quarter of the prior year. Shipping and installation revenue increased 67 percent from the first quarter of 2021 to $2.7 million. The increase is primarily due to the shipping and installation of SlenderWall and Architectural panels. Barrier rental revenue was $1.5 million compared to $5.8 million in the first quarter of 2021. While total barrier rental revenue decreased due to multiple short-term special projects that occurred during the first quarter of 2021, revenue from the core rental barrier fleet increased by 12 percent.

Balance Sheet and Liquidity

As of March 31, 2022, Smith-Midland’s cash totaled $14.8 million compared to $13.5 million as of December 31, 2021. Account receivables were approximately $12.5 million and debt totaled $6.9 million. Capital spending for the quarter was $0.2 million compared to $0.4 million in the first quarter of 2021.

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Macro Environment and Outlook

Smith-Midland and its competitors continue to face many macro challenges including labor shortages, inflationary and raw material cost increases, and supply chain disruptions. Smith-Midland’s proactive stance on raw material inventories continues to provide stability for customers despite these global challenges. The barrier rental business is strong and the fleet will more than double by the end of the year. Sales initiatives are gaining traction and the Company intends to aggressively pursue market share. Smith-Midland serves diverse end markets with innovative patented, proprietary, and customized products. The Company’s growing licensee network generates healthy royalties and extends the geographic reach of the patented products. Regulatory tailwinds and macro off-site pre-fabricated construction trends favor Smith-Midland’s portfolio of products over the long-term. Backlog was approximately $32.7 million recorded as of May 2, 2022, compared to approximately $29.0 million a year ago. Management will continue to execute against the Company’s long-term growth strategy focusing on continuously enhancing shareholder value.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utilities industries.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, out debt exposure, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

AJ Krick, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

ASSETS	March 31, 2022 (Unaudited)	December 31, 2021
Current assets
Cash	$14,818	$13,492
Accounts receivable, net
Trade - billed (less allowance for doubtful accounts of approximately $467 and $437, respectively), including contract retentions	12,047	10,013
Trade - unbilled	463	439
Inventories, net
Raw materials	1,194	1,143
Finished goods	2,131	1,702
Prepaid expenses	443	551
Refundable income taxes	411	411

Total current assets	31,507	27,751

Property and equipment, net	21,632	21,926

Deferred buy-back lease asset, net	3,171	3,390

Other assets	260	258

Total assets	$56,570	$53,325

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY	March 31, 2022 (Unaudited)	December 31, 2021
Current liabilities
Accounts payable - trade	$3,525	$2,071
Accrued expenses and other liabilities	292	657
Deferred revenue	2,383	2,454
Accrued compensation	907	1,036
Accrued income taxes	1,990	2,033
Deferred buy-back lease obligation	3,462	3,776
Operating lease liabilities	91	89
Current maturities of notes payable	607	468
Customer deposits	1,312	1,325

Total current liabilities	14,569	13,909

Deferred revenue	1,925	1,865
Operating lease liabilities	98	122
Notes payable - less current maturities	6,261	3,724
Deferred tax liability	1,960	1,955

Total liabilities	24,813	21,575

Stockholders’ equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 8,000,000 shares; 5,353,095 and 5,353,095 issued and 5,229,658 and 5,229,658 outstanding, respectively	53	53
Additional paid-in capital	7,061	6,935
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	24,745	24,864

Total stockholders’ equity	31,757	31,750

Total liabilities and stockholders’ equity	$56,570	$53,325

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenue
Product sales	$5,851	$7,420
Barrier rentals	1,485	5,777
Royalty income	427	420
Shipping and installation revenue	2,672	1,601

Total revenue	10,435	15,218

Cost of goods sold	8,787	9,496

Gross profit	1,648	5,722

Operating expenses
General and administrative expenses	1,159	1,325
Selling expenses	662	595

Total operating expenses	1,821	1,920

Operating income (loss)	(173)	3,802

Other income (expense)
Interest expense	(48)	(42)
Interest income	3	9
Gain (loss) on sale of assets	39	46
Other income (expense)	20	(7)

Total other income (expense)	14	6

Income (loss) before income tax expense (benefit)	(159)	3,808

Income tax expense (benefit)	(40)	941

Net income (loss)	$(119)	$2,867

Basic and diluted earnings (loss) per share	$(0.02)	$0.55

Weighted average number of common shares outstanding:
Basic	5,230	5,202
Diluted	5,230	5,210

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SMITH-MIDLAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(119)	$2,867
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	703	646
(Gain) loss on sale of property and equipment	(39)	(46)
Unrealized (gain) loss on investment securities available for sale	—	8
Allowance for doubtful accounts	30	—
Stock compensation	126	41
Deferred taxes	5	(4)
(Increase) decrease in
Accounts receivable - billed	(2,064)	(1,124)
Accounts receivable - unbilled	(24)	(59)
Inventories	(480)	(153)
Prepaid expenses and other assets	90	104
Increase (decrease) in
Accounts payable - trade	1,454	701
Accrued expenses and other liabilities	(365)	(211)
Deferred revenue	(11)	521
Accrued compensation	(129)	69
Accrued income taxes	(43)	959
Deferred buy-back lease obligation	(314)	(301)
Customer deposits	(13)	284
Net cash provided by (used in) operating activities	(1,193)	4,302
Cash flows from investing activities:
Purchases of investment securities available-for-sale	—	(7)
Purchases of property and equipment	(196)	(376)
Proceeds from the sale of property and equipment	39	46
Net cash provided by (used in) investing activities	(157)	(337)
Cash flows from financing activities:
Proceeds from long-term borrowings	2,805	—
Repayments of long-term borrowings	(129)	(195)
Net cash provided by (used in) financing activities	2,676	(195)
Net increase (decrease) in cash	1,326	3,770
Cash
Beginning of period	13,492	8,764
End of period	$14,818	$12,534

Supplemental Cash Flow Information:
Cash payments for interest	$48	$42
Cash payments for income taxes	$—	$—

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